[ ], 2024

Board of Trustees
Managed Portfolio Series
615 East Michigan Street
Milwaukee, Wisconsin 53202

Subject:    Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Managed Portfolio Series, a Delaware statutory trust (the “Acquiring Entity”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The purpose of the Registration Statement is to register shares of beneficial interest (“Shares”) to be issued by the Acquiring Entity on behalf of the Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries ETF, Leuthold Grizzly Short Fund, Leuthold Core ETF (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), each a series of the Acquiring Entity, in connection with the acquisition of substantially all of the assets of the Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries Fund, Leuthold Grizzly Short Fund, Leuthold Core ETF (each, a “Target Fund,” and collectively, the “Target Funds”), each series of Leuthold Funds, Inc., a Maryland corporation (the “Target Entity”), by and in exchange for Shares of the identically or similarly named Acquiring Fund (the “Transaction”).

In connection with giving this opinion, we have reviewed the Acquiring Entity’s Certificate of Trust, Agreement and Declaration of Trust, and By-laws, each as amended and restated to date, the form of Agreement and Plan of Reorganization for the Transaction (the “Plan”), and resolutions adopted by the Acquiring Entity’s Board of Trustees in connection with Transaction, as well as such other legal and factual matters as we have deemed appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Acquiring Entity and others.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.    The Shares of each Acquiring Fund will be issued in accordance with the Acquiring Entity’s Agreement and Declaration of Trust, By-laws and resolutions of the Acquiring Entity’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

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2.    The Shares will be issued against payment therefor as described in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our firm’s name in the Registration Statement.

Very truly yours,

_________________________________________

Stradley Ronon Stevens & Young, LLP

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